Exhibit 99.3

MATTEL ANNOUNCES NEW ORGANIZATIONAL STRUCTURE

Neil B. Friedman to Lead New Division formed by Combining Previously

Separate Mattel Brands

and Fisher-Price Brands Divisions

El Segundo, Calif., October 10, 2005 – Robert A. Eckert, chairman and chief executive officer of Mattel, Inc. (NYSE: MAT) announced today the consolidation of its Mattel Brands and Fisher-Price Brands divisions into one division called “Brands.” The new global Brands division includes the Barbie®, Hot Wheels® and Fisher-Price® mega brands as well as licensed entertainment properties, including toys for Batman®, Dora-the-Explorer® and Sesame Street®.

“The combination of Mattel Brands and Fisher-Price Brands into one global division is a logical extension of our ‘one Mattel’ approach to doing business, by better leveraging and capitalizing on the scale of the world’s largest toy company and fostering best practice adoption within the organization,” said Eckert.

Former Fisher-Price Brands president, Neil B. Friedman, has been promoted to President, Brands. In his new role, Friedman will coordinate activities across four major brand groups within Mattel – Boys/Entertainment, Girls, Infant-Preschool and Fisher-Price Friends.

“Neil Friedman is a toy industry hall-of-famer,” said Eckert, “with over 30 years of experience in creating leading toy brands and providing growth oriented solutions to retail customers.” Friedman will relocate to the company’s El Segundo, California headquarters.

The creation of the new Brands division will result in the consolidation of management and support functions. Matthew Bousquette, the former President of Mattel Brands, has decided to pursue other business ventures after 17 successful years at Mattel. “During his tenure, Matt Bousquette has made substantial contributions to the organization, significantly growing the business on a global basis,” said Eckert. “We will miss his leadership and wish him the best in his future endeavors.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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